UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2010

Parlux Fragrances, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-15491	22-2562955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, FL	33309
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   954-316-9008

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On January 26, 2010, Parlux Fragrances, Inc. (the "Company") issued a press release to announce estimated net sales of approximately $50 million, and an estimated net loss of approximately $5 million, for the three months ended December 31, 2009, subject to any additional adjustments that might be required as part of the Company's quarterly review process. The Company also announced it expects to report its results of operations on February 3, 2010. A copy of the press release is incorporated herein by reference and furnished as Exhibit 99.1 hereto.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2010, Mr. Neil J. Katz resigned as Chairman and Chief Executive Officer of the Company. Mr. Katz is expected to continue to serve as a Director and consultant of the Company. The Company and Mr. Katz are negotiating a separation agreement, under which it is anticipated that Mr. Katz will continue to receive his salary and benefits for a period of twelve months.

On January 25, 2010, the Board of Directors unanimously elected Mr. Frederick E. Purches to the Board, and appointed him as the Chairman of the Board of the Company. Mr. Purches founded the Company in 1984, and served from 1984 until 1996 in a variety of capacities for the Company, including as the Chairman of the Board. Mr. Purches was the President and Chief Executive Officer of Helena Rubinstein/Giorgio Armani Fragrances before founding the Company. Mr. Purches, age 71, has been engaged in the cosmetic and fragrance business for over 30 years, including in various executive capacities with Helena Rubinstein, Inc. and Revlon, Inc. During the past fifteen years, Mr. Purches has served as a consultant to the Company through Cosmix, Inc., a private company controlled by Mr. Purches. During the last fiscal year, the Company paid Cosmix, Inc. a $125,000 annual fee for consulting services.

On January 25, 2010, the Board also appointed Mr. Purches as Chief Executive Officer of the Company on an interim basis. The Board intends to undertake an executive search for a permanent Chief Executive Officer, and has not established any timeframe to complete that search. The Company and Mr. Purches are negotiating an employment agreement, under which it is anticipated that Mr. Purches will receive an annual salary in the amount of $300,000 and certain stock options for serving as the Chief Executive Officer of the Company.

As noted above, the Company expects to enter into a separation agreement with Mr. Katz, and an employment agreement with Mr. Purches, and intends to file an amendment to this report on Form 8-K promptly thereafter to disclose the material terms of such agreements. The Company's press release dated January 26, 2010 also included information about Mr. Katz's resignation and Mr. Purches's appointment.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Parlux Fragrances, Inc., dated January 26, 2010.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Parlux Fragrances, Inc. (Registrant)
January 27, 2010 (Date)	/s/ RAYMOND J. BALSYS Raymond J. Balsys Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)

Exhibit Index

Exhibit No.	Description

99.1	Press Release of Parlux Fragrances, Inc., dated January 26, 2010.